EXHIBIT 99.1






VICON INDUSTRIES INC.
CORPORATE HEADQUARTERS
89 ARKAY DRIVE HAUPPAUGE,
NEW YORK 11788
631-952-2288
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661

            VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

HAUPPAUGE, NY, December 8, 2006 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the fourth quarter and year ended September 30, 2006. The announcement was made by Chairman and CEO Ken Darby, who said fourth quarter and full year operating performance improved significantly over the prior year.

For the fourth quarter, net sales were $15.1 million, an 11% increase, compared with $13.7 million in the year ago period. Net income was $117,000 ($.03 per share) compared with a net loss of $427,000 ($.09 per share) for the same period last fiscal year.

For the 2006 fiscal year, net sales were $56.3 million, compared with $56.1 million for the prior fiscal year. A net loss of $547,000 ($.12 per share) was incurred compared with a net loss of $2,885,000 ($.63 per share) for the prior fiscal year.

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Vicon Results

Commenting on the fourth quarter results, Mr. Darby said U.S. sales grew 7% to $8.0 million while foreign revenues grew 15% to $7.1 million. For the year, U.S. revenues were up 4% to $30.3 million while foreign sales dipped 4% to $26.0 million. Overall, the U.S., Europe (excluding Germany), Middle East and Africa
(EMEA) sales units showed improvement while the German and Export segments underperformed. Mr. Darby noted that business in Vicon's principal markets of the U.S. and EMEA continued to grow as evidenced by $16 million of new orders in the fourth quarter compared with $14.6 million for the year ago period.

The industry transition to digital systems continued in fiscal 2006 as the ViconNet(TM) family of digital products accounted for $17 million, or 30% of revenue in fiscal year 2006 compared with $14.6 million or 26% of revenue in 2005. "ViconNet(TM) and Surveyor(TM), Vicon's flagship camera dome systems, made excellent market inroads in 2006 due to their reliability and exceptional performance", said Mr. Darby.

Gross margins improved 2% in the quarter and for the full year primarily as a result of lower production costs of certain digital video products. Operating costs increased approximately $206,000 for the quarter. However, for the full year they decreased $1.5 million as the Company reduced expenses principally within the general and administrative areas.

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Vicon Results

Mr. Darby said there was no change in the status of the patent litigation from that reported in the previous quarter. "We continue to wait for a response by the U.S.Patent and Trademark Office (PTO) to the plaintiff's appeal of the PTO's April, 2006 non-final office action. In that action, all of the claims in the plaintiff's patent asserted against Vicon were rejected", said Mr. Darby.

Looking ahead, Mr. Darby said Vicon plans a Spring 2007 introduction of the next generation ViconNet(TM) video management software application which will support a hybrid of both analogue and digital (A/D) video systems. In addition, 2007 will also feature a new line of IP (internet protocol) cameras, new network encoders and decoders, a new mid-size Nova(TM) matrix switcher and a new A/D operator control console. "With these new Vicon engineered products, our customers can configure a state of the art video system using analogue or digital technology in a seamless fashion", said Mr. Darby.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)
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
                              Table of Operations
                             Vicon Industries, Inc.

                       Condensed Statements of Operations

                                               Three Months Ended September 30,     Year Ended September 30,

                                                   2006             2005                  2006                2005
                                                   ----             ----                  ----                ----
Net sales                                      $15,123,000       $13,681,000          $56,279,000          $56,056,000

Gross profit                                     5,966,000         5,101,000           22,094,000           20,996,000

Operating income (loss)                            265,000          (395,000)            (367,000)          (2,931,000)

Income (loss) before income taxes                  267,000          (410,000)            (397,000)          (3,069,000)

Income tax expense                                 150,000            17,000              150,000               27,000

Income (loss) before extraordinary gain            117,000          (427,000)            (547,000)          (3,096,000)

Extraordinary gain                                    -                 -                    -                 211,000
                                              -------------    --------------        -------------        -------------

Net income (loss)                              $   117,000       $  (427,000)         $  (547,000)         $(2,885,000)
                                              =============    ==============        =============        =============

Basic and diluted earnings (loss) per share:
-------------------------------------------

Earnings (loss) before extraordinary gain      $       .03       $      (.09)         $      (.12)         $      (.68)

Extraordinary gain                             $      -                 -                    -                     .05
                                              -------------     -------------        -------------        -------------

Earnings (loss) per share                      $       .03       $      (.09)         $      (.12)         $      (.63)
                                              =============     =============        =============        =============
Shares used in computing earnings (loss) per share:

         Basic                                   4,573,000         4,570,000            4,572,000            4,567,000
         Diluted                                 4,685,000         4,570,000            4,572,000            4,567,000
